Exhibit 99.1

ARIAD Reports First Quarter 2008 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the quarter ended March 31, 2008 and provided an update on corporate developments.

“Since the beginning of the year, we have remained focused on our important corporate objectives: to maximize the deforolimus opportunity in multiple potential clinical indications; to establish our oncology commercial infrastructure; to advance our pipeline of innovative oncology product candidates; and to maintain a strong financial position,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We are on track to achieve all of our key clinical development milestones this year for our two lead product candidates – deforolimus, our investigational mTOR inhibitor, and AP24534, our investigational multi-targeted kinase inhibitor.”

Financial Highlights

For the quarter ended March 31, 2008, the Company reported a net loss of $17.0 million, or $0.25 per share, compared to a net loss of $15.0 million, or $0.23 per share, for the same period in 2007. These results reflect the continued progress in the Company’s development programs and the positive impact of the Company's collaboration with Merck & Co., Inc., for the development and commercialization of deforolimus. This collaboration resulted in an increase in license and collaboration revenue based on upfront and milestone payments from Merck, and a decrease in research and development expenses due to the cost-sharing provisions of the collaboration, in the quarter ended March 31, 2008 compared to the corresponding period in 2007. These results also reflect an increase in general and administrative expenses in 2008 compared to 2007, related to corporate and commercial development initiatives and patent litigation.

For the quarter ended March 31, 2008, cash used in operations was $13.3 million, compared to cash used in operations of $12.6 million, for the same period in 2007. During the first quarter, the Company amended its bank term loan, borrowing an additional $10.5 million which will be repayable over five years. The Company ended the first quarter of 2008 with cash, cash equivalents and marketable securities of $80.2 million, compared to $85.2 million at December 31, 2007.

Financial Guidance

ARIAD’s guidance for the fiscal year 2008 remains unchanged. The Company estimates cash used in operations of $41 million to $44 million, and net loss of $81 million to $84 million. Estimated cash used in operations reflects anticipated milestone payments from Merck related to the start of three Phase 2 clinical trials in accordance with the global development plan for deforolimus through the remainder of 2008. These projections do not include any potential additional funding from partnering or licensing beyond the Merck deforolimus oncology collaboration.

2008 Corporate Objectives

In the first quarter of 2008, ARIAD continued to build upon its progress in 2007. The Company is on track to deliver on all of its global development plan initiatives for deforolimus with its strategic partner Merck and independently for its AP24534 program. These initiatives include ongoing enrollment in the SUCCEED Phase 3 clinical trial of deforolimus in patients with metastatic sarcomas, the expansion of the global development of deforolimus to include patients with additional solid tumors and the initiation of Phase 1 studies for ARIAD’s second oncology product candidate, AP24534, the first of which is expected to start enrolling patients this month.

Upcoming Medical Meeting

ARIAD will be presenting results from its dose-ranging study of oral deforolimus, “Deforolimus Trial 106 – A Phase 1 Trial Evaluating 7 Regimens of Oral Deforolimus (AP23573; MK-8669),” at the following medical meeting:

  American Society of Clinical Oncology (ASCO) Annual Meeting, Chicago, Illinois, May 30, 2008 to June 3, 2008

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Leerink Swann Solid Tumors Roundtable, New York City, May 9, 2008
  Jefferies Second Annual Healthcare Conference, New York City, June 25, 2008

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today at 8:00 a.m. (EDT). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 1-888-713-4199 (domestic) or 617-213-4861 (international) five minutes prior to the start time and providing the passcode 85662708. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains "forward-looking statements," including statements related to enrollment in the SUCCEED trial, initiation of additional clinical trials for deforolimus, initiation of clinical trials for AP24534 and estimated cash used in operations and net loss for 2008. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Total revenue	$1,495	$190

Operating expenses:
Research and development	10,875	11,023
General and administrative	8,148	4,403
Total operating expenses	19,023	15,426
Other income, net	517	285
Net loss	$(17,011)	$(14,951)

Net loss per share	$(.25)	$(.23)

Weighted average number of shares of common stock outstanding	69,315,236	65,625,902
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2008	December 31, 2007
	(Unaudited)
Cash, cash equivalents and marketable securities	$80,238	$85,198
Total assets	$97,638	$101,105
Total liabilities	$121,116	$109,005
Stockholders’ deficit	$(23,478)	$(7,900)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Sondra Newman, 617-877-5687